Valley Commerce Bancorp
Long Term Restricted Share Award Agreement

This Long Term Restricted Share Award Agreement (this “Agreement”), dated as of ____________ (the “Grant Date”), is entered into by and between Valley Commerce Bancorp, a California corporation (the “Company”), and _____________, an individual (“Grantee”).

Background

WHEREAS, the Company has sold $7,700,000 (the “TARP Funds”) of its preferred shares to the U.S. Department of the Treasury (the “Treasury”) through the Capital Purchase Program under the Troubled Asset Relief Program (the “TARP”) established under the Emergency Economic Stabilization Act of 2008 (the “EESA”) and later amended under the American Recovery and Reinvestment Act of 2009 (the “ARRA”);

WHEREAS, companies participating in TARP must comply with executive compensation and corporate governance standards under TARP as set forth under Section 7001 of ARRA and an interim final rule published in the Federal Register by the Treasury on June 15, 2009 (together and with any additional regulations, guidance or requirements issued by the Treasury under the EESA or the ARRA collectively shall be referred to as the, “TARP Regulations”);

WHEREAS, the Committee has determined that Grantee be granted Restricted Stock under the Valley Commerce Bancorp’s 2007 Equity Incentive Plan (the “Plan”);

WHEREAS, the Grantee is a covered employee as defined under the TARP Regulations; and

WHEREAS, the value of the Restricted Stock is not greater than one third (1/3) of the Grantee’s total annual compensation, as determined pursuant to the TARP Regulations.

Agreement

NOW THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1.           Terms of Plan.  All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in the Plan.  Grantee confirms and acknowledges that Grantee has received and reviewed a copy of the Plan.  Grantee and the Company agree that the terms and conditions of the Plan are incorporated in this Agreement by this reference.

2.           Grant of Shares.  Subject to the terms and conditions of this Agreement and of the Plan, including without limitation the vesting provisions set forth in Section 3, the Company hereby grants to Grantee ___________ (______) shares of the Company’s common stock (the “Shares”) under the Plan, which number of Shares shall be subject to adjustment pursuant to Section 9.  The Shares are subject to vesting and transfer restrictions as described in this Agreement.

3.           Vesting of Shares.

3.1.           The Shares shall vest on the second annual anniversary of the Grant Date, subject to Grantee’s Continuous Service with the Company.  If Grantee’s Continuous Services terminates prior to the second annual anniversary of the Grant Date on account of Grantee’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code), then the Shares shall vest as of the date of termination.

3.2.           Upon the termination of Grantee’s Continuous Service with the Company, all of the unvested Shares outstanding immediately prior to such termination shall be forfeited by Grantee, ownership of all such unvested Shares shall transfer back to the Company and Grantee shall have no further rights with respect to any of such unvested Shares.

4.           Transfer Restrictions on Shares.

4.1.           The Shares may not be transferred until the later of (a) the date of vesting of such Shares as determined in accordance with Section 3, and (b) the Repayment Date (as defined below), determined in accordance with the TARP Regulations, pursuant to which:

(i) Shares with respect to 25% of the Shares become transferable on the date as of which 25% of the TARP Funds have been repaid to Treasury;

(ii) Shares with respect to an additional 25% of the Shares shall become transferrable on the date as of which 50% of the TARP Funds have been repaid to Treasury;

(iii) Shares with respect to an additional 25% of the Shares shall become transferrable on the date as of which 75% of the TARP Funds have been repaid to Treasury; and

(iv) Shares with respect to the remaining Shares shall become transferrable on the date as of which 100% of the TARP Funds have been repaid to Treasury.

4.2.           Vested Shares shall become transferrable on a Repayment Date regardless of whether Grantee’s Continue Service continues as of that date.  Grantee shall be entitled to keep any Shares vested at the time of the termination of Grantee’s Continuous Service, provided that such Shares shall continue to be non-transferrable until the date specified in Section 4.1.

4.3.           Any Shares which vest hereunder but which otherwise remain non-transferable at the time of the Grantee’s death may be transferred pursuant to the provisions of the Grantee’s will or the laws of inheritance or to the Grantee’s designated beneficiary or beneficiaries of this Grant.

5.           Restrictions Period.  The period of time between the Grant Date and the date Shares become transferable is referred to herein as the “Restriction Period.”  In the event that any attempt is made to transfer, pledge, assign, encumber, attach, levy on, or otherwise alienate, hypothecate or dispose of any Shares prior to the end of the Restriction Period applicable to them, whether voluntary, involuntary, or otherwise, or whether by any action or inaction of the Grantee or by operation of law, such shares of stock shall be forfeited and surrendered to the Company without any payment or other consideration to the Participant.

6.           Legend.  All certificates representing any issued Shares which are not vested and transferrable shall have endorsed thereon the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.

7.           Retention of Certificate.  Any certificate or certificates evidencing any of the Shares shall be deposited with the Secretary of the Company until vested and transferrable.  The Shares may be held in a restricted book entry account in the name of Grantee.  Any such certificates or such book entry shares are to be held by the Company until such time as such Shares are vested and transferable, after which the Company shall release certificate(s) representing such vested Shares to Grantee.

8.           Shareholder Rights.  During the Restriction Period, Grantee shall have all the rights of a shareholder with respect to unvested Shares except for the right to transfer the Shares (as set forth in Section 5).  Accordingly, Grantee shall have the right to vote the Shares and receive any dividends payable with respect to Shares, whether vested or unvested, provided however, that any shares of the Company’s common stock paid as dividends on the Shares shall be subject to the restrictions on transfer as the underlying Shares.

9.           Changes in Capitalization.  In the event that as a result of (a) any stock dividend, stock split or other change in the outstanding shares of Common Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change Grantee shall in his/her capacity as owner of unvested Shares (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or, different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

10.           Taxes.

10.1.           Grantee shall be liable for any and all taxes, including withholding taxes, arising out of the grant, issuance or vesting of Shares.  Grantee may elect to satisfy such withholding tax obligation by having the Company retain Shares, if applicable, having a fair market value equal to the Company’s minimum withholding obligation.

10.2.           Grantee shall be responsible for filing with the Internal Revenue Service an appropriate written notice of election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, if Grantee wishes to make such an election.  Grantee shall notify the Company in writing if Grantee files such an election (a form of which is attached hereto) within 30 days of the date of this Agreement.  The Company intends, in the event it does not receive from Grantee evidence of such filing, report as compensation income to Grantee any amount which would otherwise be taxable to Grantee in the absence of such an election. GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON GRANTEE’S BEHALF.

11.           Fractional Shares.  The Company shall not be required to deliver any fractional Shares that may vest pursuant to this Agreement.  In lieu of any delivery of any such fractional Share, the Company shall, at such time as such fractional Share would otherwise be deliverable, pay to Grantee an amount in cash (rounded to the nearest whole cent) equal to product of (x) the closing price of a share of Common Stock on the trading day immediately prior to such date multiplied by (y) the fraction of a Share to which Grantee would otherwise be entitled.

12.           TARP Regulations. This Agreement is intended to comply with the TARP Regulations. Notwithstanding anything in this Agreement to the contrary, this Agreement and all payments, grants, awards or other forms of compensation provided for in this Agreement (collectively, the “Payments”) shall be subject to all applicable laws, regulations, restrictions, or governmental guidance that become applicable in connection with the Company’s participation in TARP under the EESA and the ARRA, or any similar program of the United States government, any of its states, or any of their respective political subdivisions, departments, agencies or instrumentalities, and the Company reserves the right to modify this Agreement as necessary to conform to any restrictions imposed under those laws, regulations, restrictions, or governmental guidance, including the TARP Regulations.  Furthermore, as a condition of the Grantee’s receiving this Award, the Grantee agrees to any modifications as the Company may deem necessary or appropriate to comply with the TARP Regulations that may be imposed by the Company on any compensation and/or benefit plans, programs, agreements or other arrangements by and between the Company and the Grantee or in which the Grantee participates, and agrees to sign such waivers, acknowledgments or amendments as may be requested by the Company from time to time.

13.           Miscellaneous.

13.1.           Transfers in Violation of Restrictions.  The Company shall not be required (i) to transfer on its books any Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

13.2.           Further Assurances.  The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

13.3.           Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at Grantee’s address then on file with the Company.

13.4.           No Employment Guarantee.  Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Grantee any right to remain in the employ of the Company.

13.5.           Entire Agreement.  This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Valley Commerce Bancorp By: _________________________________________ Name: _______________________________________ Its: _________________________________________	Grantee _____________________________________________________________________ (sign above this line) Name: _______________________________________________________________ (please print)